OWENS REALTY MORTGAGE, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:                      Owens Realty Mortgage, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:                  The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

Incorporator

The undersigned, Hirsh M. Ament, whose address is c/o Venable LLP, Suite 900, 750 East Pratt Street, Baltimore, Maryland 21202, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on August 9, 2012.

ARTICLE II

Name

The name of the corporation (the “Corporation”) is:

Owens Realty Mortgage, Inc.

ARTICLE III

Purpose; Term of Existence

Section 3.1 Purposes.  The purposes for which the Corporation is formed are:

(a) to make or purchase first, second, third, wraparound, participating and construction mortgage loans and mortgage loans on leasehold interests, and to do all things reasonably related thereto, including, without limitation, developing, managing and either holding for investment or disposing of real property acquired through foreclosure; and

(b) to engage in any other lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

                           Section 3.2 Term of Existence.  The Corporation’s existence shall continue until December 31, 2034.

ARTICLE IV

Principal Office in State and Resident Agent

                           The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE V

Provisions for Defining, Limiting
and Regulating Certain Powers of the
Corporation and of the Stockholders and Directors

                           Section 5.1     Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be one (1), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name of the director who shall serve until the first annual meeting of stockholders and until his successor is duly elected and qualifies is:

William C. Owens

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

          Section 5.2     Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

           Section 5.3     Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter of the Corporation (the “Charter”) or the Bylaws.

                           Section 5.4     Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.  Notwithstanding the foregoing, in the event the Corporation is subject to the Maryland Control Share Acquisition Act, holders of shares of stock shall be entitled to exercise rights of an objecting stockholder under Section 3-708(a) of the MGCL.

                           Section 5.5     Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

                           Section 5.6     Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

                           Section 5.7     REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.  Any decision of or action taken by the Board of Directors pursuant to Article VII hereof shall be in its sole and absolute discretion.

                           Section 5.8     Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

                           Section 5.9     Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by the Charter or any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors and set in accordance with the Charter, the compensation payable thereunder by the Corporation).

ARTICLE VI

Stock

                           Section 6.1     Authorized Shares. The Corporation has authority to issue 55,000,000 shares of stock, consisting of 50,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 5,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $550,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

                           Section 6.2     Common Stock. Subject to the provisions of Article VII, and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

                           Section 6.3     Preferred Stock.  The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

          Section 6.4    Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document filed with the SDAT.

           Section 6.5     Distributions.  The Board of Directors from time to time may authorize and the Corporation may pay to its stockholders such dividends or other distributions in cash or other property, including in shares of one class of the Corporation’s stock payable to holders of shares of another class of stock of the Corporation, as the Board of Directors in its discretion shall determine.

           Section 6.6     Stockholders’ Consent in Lieu of Meeting.  Any action required or permitted to be taken at any meeting of the holders of common stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

           Section 6.7  Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

Restriction on Transfer and Ownership of Shares

           Section 7.1  Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:

            Aggregate Stock Ownership Limit.  The term “Aggregate Stock Ownership Limit” shall mean 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock.  The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit.  The term “Common Stock Ownership Limit” shall mean 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder.  The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

Initial Date.  The term “Initial Date” shall mean the date on which the Merger (as defined in the Agreement and Plan of Merger, dated as of January 23, 2013, by and between the Corporation and Owens Mortgage Investment Fund, a California limited partnership) becomes effective.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.  The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

NYSE.  The term “NYSE” shall mean the NYSE MKT LLC.

Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust.  The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee.  The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2  Capital Stock.

Section 7.2.1  Ownership Limitations.  During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4:

(a)           Basic Restrictions.

(i)  (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)  No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)  Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b)           Transfer in Trust.  If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

(i)  then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii)(rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii)  if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii)           To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Charitable Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2  Remedies for Breach.  If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 7.2.3  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4  Owners Required To Provide Information.  From the Initial Date and prior to the Restriction Termination Date:

(a)           every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

(b)           each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5  Remedies Not Limited.  Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s status as a REIT.

Section 7.2.6  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it.  In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.  Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial or Constructive Ownership of Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Stock based upon the relative number of the shares of Stock held by each such Person.

Section 7.2.7  Exceptions.

(a)           Subject to Section 7.2.1(a)(ii), the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b)           Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)           Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)           The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

Section 7.2.8  Increase or Decrease in Common Stock Ownership or Aggregate Stock Ownership Limits.   Subject to Section 7.2.1 (a)(ii), the Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons; provided, however, that the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership in Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit until such time as such Person’s percentage of Stock equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of Stock by such person will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Stock.

Section 7.2.9  Legend.  Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons.  Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation.  If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.  Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 7.3  Transfer of Capital Stock in Trust.

Section 7.3.1  Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2  Status of Shares Held by the Trustee.  Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3  Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 7.3.4  Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust.  The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5  Purchase Right in Stock Transferred to the Trustee.  Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII.  The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6  Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 7.4   NYSE Transactions.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5   Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6  Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

Investment and Operating Policies

Section 8.1  Definitions.     For the purpose of this Article VIII and Article IX below, the following terms shall have the following meanings:

Acquisition and Origination Expenses.       The term “Acquisition and Origination Expenses” shall mean expenses including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, title insurance funded by the Corporation, and miscellaneous expenses related to the origination, selection and acquisition of mortgages, whether or not acquired.

Acquisition and Origination Fees.      The term “Acquisition and Origination Fees” shall mean the total of all fees and commissions paid to the Management Company by any party other than the Corporation and any subsidiary in connection with the Corporation making or investing in Mortgage Loans. Included in the computation of such fees or commissions shall be any selection fee, mortgage placement fee, nonrecurring management fee, and any origination fee, loan fee or points paid by borrowers to the Management Company, or any fee of a similar nature, however designated, but shall not include the Management Fee and the Servicing Fee.

Affiliate.     The term “Affiliate” shall mean, for any person, (a) any person directly or indirectly controlling, controlled by or under common control with the person, (b) any other person owning or controlling ten percent (10%) or more of the outstanding voting securities of the person, (c) any officer or director of the person, or (d) if the other person is an officer or director, any company for which the person acts in any similar capacity.

Capital.      The term “Capital” shall mean the total investment and contribution to the capital of the Corporation by its stockholders in cash or by way of automatic reinvestment of dividends or other distributions of the Corporation.

Front-End Fees.       The term “Front-End Fees” shall mean fees and expenses paid by any party to acquire assets for the Corporation, including Organization and Offering Expenses, Acquisition and Origination Expenses, Acquisition and Origination Fees, interest on deferred fees and expenses, and any other similar fees, however designated by the Board of Directors.

Independent Expert.     The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Management Company who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation and who is qualified to perform such work.

Investment in Mortgage Loans.   The term “Investment in Mortgage Loans” shall mean the amount of Capital used to make or invest in Mortgage Loans or the amount actually paid or allocated to the purchase of mortgages, working capital reserves allocable thereto (except that working capital reserves in excess of three percent (3%) shall not be included) and other cash payments, such as interest and taxes, but not including Front-End Fees.

Late Payment Charges.     The term “Late Payment Charges” shall mean additional charges paid by borrowers on delinquent loans and loans past maturity held by the Corporation, including additional interest and late payment fees.

Management Agreement.     The term “Management Agreement” shall mean an agreement between the Corporation and the Management Company for management services to be provided by the Management Company to the Corporation and its subsidiaries.

Management Company.       The term “Management Company” shall mean Owens Financial Group, Inc., a California corporation.

Management Fee.      The term “Management Fee” shall mean a fee paid to the Management Company or other Person for management and administration of the Corporation.

Mortgage Loans.     The term “Mortgage Loans” shall mean investments of the Corporation that are notes, debentures, bonds and other evidence of indebtedness or obligations that are negotiable or non-negotiable, which are secured or collateralized by mortgages or deeds of trust.

NASAA Guidelines.     The term “NASAA Guidelines” shall mean the Mortgage Program Guidelines of the North American Securities Administrators Association, Inc. adopted on September 10, 1996.

Organization and Offering Expenses.    The term “Organization and Offering Expenses” shall mean those expenses incurred in connection with and in preparing for registration and subsequently offering and distributing shares of stock of the Corporation to the public, including sales commissions, if any, paid to broker-dealers in connection with the distribution of stock and any advertising expenses.

Person.     The term “Person” shall mean any natural person, partnership, corporation, association or other legal entity.

Program.      The term “Program” shall mean limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in mortgage loans.

Property Management Fee.      The term “Property Management Fee” shall mean any fee paid for day-to-day professional property management services.

Prospectus.      The term “Prospectus” shall mean the prospectus that forms a part of the effective registration statement under the Securities Act of 1933, as amended, including any preliminary prospectus.

Servicing Fee.      The term “Servicing Fee” shall mean a monthly fee paid to the Management Company for its services as servicing agent with respect to the Mortgage Loans.

Sponsor.     The term “Sponsor” shall mean the Management Company or any Person directly or indirectly instrumental in organizing, wholly or in part, a Program or any Person who will manage or participate in the management of a Program or any Affiliate of any such Person, but does not include a Person whose only relation with the Program is that of an independent property manager whose only compensation is as such. The term “Sponsor” shall not include wholly independent third parties, such as attorneys, accountants and underwriters whose only compensation is for professional services rendered in connection with the offering of interests in Programs.

Section 8.2  Investment Policy.  The Board of Directors shall cause at least eighty-six and one-half percent (86.5%) of Capital to be committed as Investment in Mortgage Loans.  The Corporation may make or purchase Mortgage Loans of such duration and on such real property and with such additional security as the Management Company in its sole discretion shall determine.  Such Mortgage Loans may be senior to other mortgage loans on such property, or junior to other mortgage loans on such property, all in the sole discretion of the Board of Directors.

The Corporation normally shall not make or invest in Mortgage Loans on any one property if at the time of the acquisition of the loan the aggregate amount of all Mortgage Loans outstanding on the property, including loans of the Corporation, would exceed an amount equal to 80% of the appraised value of the property as determined by independent appraisal, unless substantial justification exists because of the presence of other underwriting criteria.  For purposes of this Section, the “aggregate amount of all Mortgage Loans outstanding on the property, including loans of the Corporation,” shall include all interest (excluding contingent participations in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans. This restriction applies to all loans, including construction loans.

Section 8.3  Operating Policies.

Section 8.3.1  The Corporation will limit any single Mortgage Loan and will limit its Mortgage Loans to any one borrower to not more than ten percent (10%) of the Corporation’s total assets as of the date the loan is made or purchased.

Section 8.3.2  The Corporation may not invest in or make Mortgage Loans on unimproved real property in an amount in excess of twenty-five percent (25%) of the Corporation’s total assets.

Section 8.3.3  The Corporation may not invest in real estate contracts of sale otherwise known as land sale contracts unless such contracts are in recordable form and appropriately recorded in the chain of title.

Section 8.3.4  The Corporation shall require that a mortgagee’s or owner’s title insurance policy as to the priority of a mortgage or the condition of title be obtained in connection with the making or purchasing of each Mortgage Loan. The Corporation shall also receive an independent, on-site appraisal for each property on which it makes or purchases a Mortgage Loan. All such appraisals shall be conducted by an Independent Expert.

Section 8.3.5   There shall at all times be title, fire, and casualty insurance in an amount equal to the Corporation’s Mortgage Loans plus any outstanding senior lien on the security property naming the Corporation and any senior lienholder as loss payees, and, where such senior lienholder exists, a request for notice of default shall be recorded in the county where the security property is situated.

Section 8.3.6    Mortgage Loans may be purchased from the Management Company or its Affiliates only if the Management Company acquires such loans in its own name and temporarily holds title thereto for the purpose of facilitating the acquisition of such loans, and provided that such loans are purchased by the Corporation for a price no greater than the cost of such loans to the Management Company (except compensation in accordance with Article IX below), there is no other benefit arising out of such transactions to the Management Company and such loans are not in default and otherwise satisfy all requirements of this Article VIII. Accordingly, all income generated (except Acquisition and Origination Fees) and expenses associated with a Mortgage Loan so acquired shall be treated as belonging to the Corporation. The Corporation shall not acquire a loan from the Management Company if the cost of the loan exceeds the funds reasonably anticipated to be available to the Corporation to purchase the loan.

Section 8.3.7  The Corporation shall not sell a Mortgage Loan to the Management Company unless all of the following criteria are met: (i) the loan is in default; (ii) the Management Company pays the Corporation an amount in cash equal to the cost of the loan to the Corporation (including all cash payments and carrying costs related thereto); and (iii) the Management Company assumes all of the Corporation’s obligations and liabilities incurred in connection with the holding of the loan by the Corporation.

Section 8.3.8  The Corporation shall not acquire a loan from, or sell a loan to, another Program in which the Management Company has an interest.

Section 8.3.9  The Corporation shall not sell a foreclosed property to the Management Company or to another Program in which the Management Company has an interest.

Section 8.3.10  Except as may be necessary or appropriate to preserve the status of the Corporation as a REIT, the Corporation will maintain a contingency reserve in an aggregate amount of at least one and one-half percent (1.5%) of the Capital.

Section 8.3.11  No loans may be made by the Corporation to the Management Company or an Affiliate except in connection with any advancement of expenses or indemnification as permitted herein and provided for in the Bylaws or Management Agreement.

Section 8.4  Investments in or with Other Programs.

Section 8.4.1  The Corporation may invest in general partnerships or joint ventures (including entities in limited liability company and limited liability partnership form) with non-Affiliates that own one or more particular loans, if the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of Section 8.4.2 below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall duplicate fees be permitted. For purposes of this paragraph, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to:

(a) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets;

(b) cause a sale of the loan or its interest therein, subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner;

(c) approve budgets and major capital expenditures, subject to a stated minimum amount;

(d) veto any sale of the loan, or, alternatively, to receive a specified preference on sale or proceeds; and

(e) exercise a right of first refusal on any desired sale by the joint venture partner of its interest in the mortgage except for transfer to an Affiliate of the joint venture partner.

Section 8.4.2  The Corporation may invest in general partnerships or joint ventures with other publicly registered Affiliates of the Corporation if all of the following conditions are met:

(a) the Programs have substantially identical investment objectives;

(b) there are no duplicate fees;

(c) the compensation to Sponsors is substantially identical in each Program;

(d) each Program has a right of first refusal to buy if the other Programs wish to sell assets held in the joint venture;

(e) the investment of each Program is on substantially the same terms and conditions; and

(f) the Prospectus discloses the potential risk of impasse on joint venture decisions since no Program controls the decisions of the joint venture and the potential risk that while a Program may have the right to buy the asset from the partnership or joint venture, it may not have the resources to do so.

Section 8.4.3   The Corporation shall be permitted to invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Corporation only under the following conditions:

(a) the investment is necessary to relieve the Sponsor from any commitment to purchase a loan entered into in compliance with Section 8.3.6 above prior to the closing of the offering period of the Program;

(b) there are no duplicate fees;

(c) the investment of each entity is on substantially the same terms and conditions;

(d) the Program provides for a right of first refusal to buy if the Sponsor wishes to sell a loan held in the joint venture; and

(e) the Prospectus discloses the potential risk of impasse on joint venture decisions.

Section 8.4.4   Other than as specifically permitted in Sections 8.4.2 and 8.4.3 above, the Corporation may not invest in general partnerships or joint ventures with Affiliates.

Section 8.4.5   The Corporation may invest in general partnership interests of limited partnerships if the Corporation alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of Section 8.4.2 above acquires a “controlling interest” as defined in Section 8.4.1 above, no duplicate fees are permitted, and no additional compensation beyond that permitted by Article IX is paid to the Sponsor.

Section 8.4.6  A Program that is an “upper-tier Program” shall be permitted to invest in interests of other Programs only if the conditions provided for under Sections V.G. 6 and 7 of the NASAA Guidelines are met.

ARTICLE IX

Compensation to Management Company

                       Section 9.1  Management Agreement. The Corporation shall enter into a Management Agreement that sets forth the services to be provided by the Management Company to the Corporation and its subsidiaries in exchange for compensation from the Corporation as set forth in this Article IX. The fees and other compensation payable to the Management Company by the Corporation and its subsidiaries will be as set forth in the Charter. In the event that the Management Agreement is terminated in accordance with its terms or otherwise, the Board of Directors, with the approval of a majority of the directors of the Corporation who are independent directors under the rules of the NYSE MKT LLC or other national securities exchange upon which the Corporation’s securities are listed or admitted to trading and without any action by the stockholders of the Corporation, may cause the Corporation to enter into one or more agreements for management services on substantially the same terms and conditions as the Management Agreement, and any and all such agreements shall remain subject to the provisions of the Charter.

       Section 9.2  Management Company Compensation.   During the term of the Management Agreement, the Corporation shall pay the Management Company the following fees and compensation:

Section 9.2.1 Management Fee.   In consideration of the management services rendered to the Corporation, the Management Company is entitled to receive from the Corporation the Management Fee payable monthly, subject to a maximum of 2.75% per annum of the average unpaid balance of the Mortgage Loans at the end of each month in the calendar year. Although the Management Fee is paid monthly, the maximum payment is calculated on an annual basis; thus, the Management Fee in any one month could exceed .2292% (2.75% / 12 months) of the unpaid balance of the Mortgage Loans at the end of such month, provided that the maximum annual Management Fee shall not exceed 2.75% of the average unpaid balance of the Mortgage Loans at the end of each month in the calendar year. In the event the Management Fee paid by the Corporation in a calendar year exceeds such 2.75%, the Management Company shall promptly refund such excess to the Corporation. The Management Fee may be accrued without interest when Corporation funds are not available for its payment.

Section 9.2.2 Loan Servicing Fee.   The Management Company may act as servicing agent with respect to the Mortgage Loans, in consideration for which it shall be entitled to receive from the Corporation the Servicing Fee, which, when added to all other fees paid in connection with the servicing of a particular loan, does not exceed the lesser of: (i) the customary, competitive fee in the community where the loan is placed for the provision of such mortgage services on that type of loan; or (ii) an amount up to 0.25% per annum of the unpaid principal balance of the Mortgage Loans at the end of each month.

Section 9.2.3 No Other Fees.   The Management Company is not entitled to receive or retain any real estate brokerage commissions, Property Management Fees, insurance service fees or a Promotional Interest (as defined by the NASAA Guidelines) from the Corporation. In addition, the Management Company is not entitled to receive reimbursement of Acquisition and Origination Expenses incurred by the Management Company or its Affiliates in the origination, selection and acquisition of Mortgage Loans.

       Section 9.3Payments by Borrowers.

 Section 9.3.1Acquisition and Origination Fees.   The Management Company or its Affiliates shall be entitled to receive and retain all Acquisition and Origination Fees paid or payable by borrowers for services rendered in connection with the evaluation and consideration of potential investments of the Corporation.

Section 9.3.2  Late Payment Charges.   The Management Company shall receive and retain all Late Payment Charges paid by borrowers on delinquent loans held by the Corporation.

 Section 9.4Reductions in Management Company Compensation.

 Section 9.4.1Agreements to Reduce Compensation.   The Board of Directors, without any action by the stockholders of the Corporation, may authorize the Corporation to amend the Management Agreement (with the consent of the Management Company) or enter into one or more other agreements with the Management Company to adjust the compensation to be paid to the Management Company, provided that such adjustment shall not have a significant adverse impact on the stockholders of the Corporation. Such amendment or agreements shall be effective notwithstanding Sections 9.1, 9.2 and 9.3 of this Article IX.

 Section 9.4.2Voluntary Reduction in Compensation.   Notwithstanding Sections 9.1, 9.2 and 9.3 of this Article IX, the Management Company from time to time may voluntarily accept compensation that is less than the maximum compensation set forth herein, provided that no such change in compensation shall result in a significant adverse impact on the stockholders of the Corporation.

ARTICLE X

Amendments

      The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.  Except for those amendments permitted to be made without stockholder approval under Maryland law or as otherwise set forth herein, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

ARTICLE XI

Limitation of Liability

                           To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article XI, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article XI, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD:  The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH:  The name and address of the Corporation’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH:  The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000,000, consisting of 1,000,000 shares of Common Stock, $0.01 par value per share.  The aggregate par value of all shares of stock having par value was $10,000.

EIGHTH:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 55,000,000, consisting of 50,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock,  $0.01 par value per share.  The aggregate par value of all authorized shares of stock having par value is $550,000.

NINTH:  The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 23rd day of January, 2013.

ATTEST:                                                                           OWENS REALTY MORTGAGE, INC.

/s/ Bryan H. Draper                                                  By: /s/ William C. Owens (SEAL)
Bryan H. Draper                                                                William C. Owens
Secretary                                                                            Chief Executive Officer and President

[Signature Page to Articles of Amendment and Restatement]

OWENS REALTY MORTGAGE, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:                       The title of the document being corrected is Articles of Amendment and Restatement (the “Articles”).

SECOND:                  The sole party to the Articles is Owens Realty Mortgage, Inc., a Maryland corporation (the “Corporation”).

THIRD:                      The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on January 24, 2013.

FOURTH:                  The definition of “Capital Account” was omitted from Section 8.1 in Article VIII of the Articles as previously filed with the SDAT.

FIFTH:                       Section 8.1 in Article VIII of the Articles is hereby corrected by inserting the definition of “Capital Account” in alphabetical order as set forth below:

Capital Account.  The term “Capital Account” shall initially mean Capital.  Thereafter, the term Capital Account shall mean Capital net of cash distributions to stockholders, stock repurchases by the Corporation and the aggregate profits credited and losses debited to the stockholders of the Corporation.

SIXTH:                      Section 8.3.10 in Article VIII of the Articles as previously filed with the SDAT is set forth below:

Section 8.3.10  Except as may be necessary or appropriate to preserve the status of the Corporation as a REIT, the Corporation will maintain a contingency reserve in an aggregate amount of at least one and one-half percent (1.5%) of the Capital.

SEVENTH:                 Section 8.3.10 in Article VIII of the Articles as corrected hereby is set forth below:

Section 8.3.10  Except as may be necessary or appropriate to preserve the status of the Corporation as a REIT, the Corporation will maintain a contingency reserve in an aggregate amount of at least one and one-half percent (1.5%) of the Capital Account.

EIGHTH:                      The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 17th day of September, 2013.

ATTEST:                                                                           OWENS REALTY MORTGAGE, INC.

/s/ Bryan H. Draper                                                   By: /s/ William C. Owens (SEAL)
Bryan H. Draper                                                                William C. Owens
Secretary                                                                            Chief Executive Officer and President